Exhibit 99

Dillard’s, Inc. Announces New $500 Million Share Repurchase Program and $0.07 Cash Dividend

LITTLE ROCK, Ark.--(BUSINESS WIRE)--February 25, 2016 - Little Rock, Ark. - Dillard’s, Inc. (DDS-NYSE) (the “Company” or “Dillard’s”) announced that the Board of Directors has approved a new share repurchase program authorizing the Company to repurchase up to $500 million of its Class A Common Stock. The new open-ended authorization permits the Company to repurchase its Class A Common Stock in the open market, pursuant to preset trading plans meeting the requirements of Rule 10b5-1 under the Securities Exchange Act of 1934 or through privately negotiated transactions. The Company completed the authorization under its previous $500 million share repurchase program during the fourth quarter of 2015.

The Board of Directors declared a cash dividend of $0.07 per share on the Class A and Class B Common Stock of the Company payable May 2, 2016 to shareholders of record as of March 31, 2016.